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                                  EXHIBIT 12(A)

                 COMPUTATION OF RATIO OF INCOME TO FIXED CHARGES
                                  SALTON, INC.


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

                                                6 MONTHS
                                                  ENDED                                 YEAR ENDED
                                                12/26/98
(THOUSANDS, EXCEPT RATIOS)                     (UNAUDITED)         1998          1997       1996       1995        1994
                                               -----------         ----          ----       ----       ----        ----
Fixed Charges
     Interest and amortization
      of debt issuance costs on
      all indebtedness                            $4,927         $6,203       $4,967      $3,934       $3,057      $2,047


     Add interest element
      implicit in rentals                            612            521          394         222          211         248
                                               ---------       --------      -------      ------      -------     -------


     Total fixed charges                          $5,539         $6,724       $5,361      $4,156       $3,268      $2,295
                                               =========       ========      =======      ======       ======      ======

Income
     Income before income
      taxes                                      $34,606        $32,168       $6,400      $1,146       $  671     ($2,944)


     Add fixed charges                             5,539          6,724        5,361       4,156        3,268       2,295
                                               ---------       --------      -------     -------      -------     -------


     Income before fixed
      charges and income taxes                   $40,145        $38,892      $11,761      $5,302       $3,939      $ (649)
                                               =========        =======      =======      ======       ======      ======


Ratio of earnings to
 fixed charges                                      7.25           5.78          2.19        1.28         1.21          (A)

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(A) As a result of the loss for the fiscal year ended July 2, 1994, earnings did not cover fixed charges by $5.2 million.